Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

Desktop Metal, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Other (2)	49,020,732(3)	$0.6425	$31,495,820.31	0.00014760	$4,648.78
Total Offering Amounts					$31,495,820.31		$4,648.78
Total Fee Offsets							—
Net Fee Due							$4,648.78

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional number of shares of Class A common stock issuable upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of Class A common stock being registered pursuant to this registration statement.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low sales price per share of the registrant’s Class A common stock on the New York Stock Exchange on March 11, 2024.

(3)	Includes 32,757,148 shares of Class A common stock available for future issuance under the Desktop Metal, Inc. 2020 Incentive Award Plan (the “2020 Plan”) pursuant to the automatic annual “evergreen” increase provision in the 2020 Plan, and an additional 16,263,584 shares of Class A common stock that may become issuable under the 2020 Plan.